As filed with the Securities and Exchange Commission on February 13, 2008

Registration No. 333-147439

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BPW Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	6770	26-1259837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

750 Washington Boulevard
Stamford, Connecticut 06901
(203) 653-5800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael E. Martin,
Chief Executive Officer
BPW Acquisition Corp.
750 Washington Boulevard
Stamford, Connecticut 06901
(203) 653-5800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Bruce S. Mendelsohn Mark Zvonkovic Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 (212) 872-1000 (212) 872-1002 – Facsimile	Ann F. Chamberlain Bingham McCutchen LLP 399 Park Avenue New York, NY 10022 (212) 705-7000 (212) 752-5378 – Facsimile

Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, $.0001 par value, and one warrant(2)	43,125,000 units	$10.00	$431,250,000	$13,239.34
Shares of common stock included as part of the units(2)	43,125,000 shares	—	—	—(3)
Warrants included as part of the units(2)	43,125,000 warrants	—	—	—(3)
Total			$431,250,000	$13,239.34(4)
1	Estimated solely for the purpose of calculating the registration fee.
2	Includes 5,625,000 Units, representing 5,625,000 shares of common stock and 5,625,000 warrants underlying such units, which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
3	No fee pursuant to Rule 457(g).
4	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Account Agent’s fee	$5,000	(1)
SEC Registration Fee	13,239
FINRA filing fee	43,625
American Stock Exchange filing and listing fee	70,000
Accounting fees and expenses	38,000
Printing and engraving expenses	30,000
Directors & Officers liability insurance premiums		(2)
Legal fees and expenses	550,000
Miscellaneous	136	(3)
Total	$750,000

(1)	In addition to the initial acceptance fee that is charged by Mellon Bank, N.A., account agent the registrant will be required to pay to Mellon Investor Services LLC $500 per month for acting as transfer agent of the registrant’s common stock, warrant agent for the registrant’s warrants and escrow agent.
(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates our initial business combination.
(3)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.    Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

‘‘Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to ‘‘the corporation’’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this section, references to ‘‘other enterprises’’ shall include employee benefit plans; references to ‘‘fines’’ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to ‘‘serving at the request of the corporation’’ shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘‘not opposed to the best interests of the corporation’’ as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

(a)    During the past three years, we sold the following securities without registration under the Securities Act:

Stockholders	Number of Units
BNYH BPW Holdings, LLC	5,390,625
Perella Weinberg Partners Acquisition LP	5,390,625

Such units, each consisting of one share of common stock and one warrant to purchase one share of common stock, were issued on October 31, 2007 and amended and restated on February 5, 2008 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. The shares of common stock issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.0023 per share.

In addition, our sponsors have committed to purchase from us 8,600,000 warrants at $1.00 per warrant (for an aggregate purchase price of $8,600,000). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities

Act. The obligation to purchase the warrants undertaken by the above entities was made pursuant to the Sponsors’ Warrant Subscription Agreement, dated November 14, 2007 and the Amended and Restated Sponsors’ Warrant Subscription Agreement, dated February 5, 2008 (the form of which was filed as Exhibit 10.7 to the Registration Statement on Form S-1). Such obligation was made prior to the filing of the Registration Statement, and the only conditions to the obligation undertaken by such individuals are conditions outside of the investors’ control. Consequently, the investment decision relating to the purchase of the warrants was made prior to the filing of the Registration Statement relating to the public offering and therefore constitutes a ‘‘completed private placement.’’

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)    The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation.*
3.2	By-laws.†
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.†
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Mellon Investor Services LLC and the Registrant.*
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.*
10.1	Form of Letter Agreement among the Registrant, Citigroup Global Markets Inc., BNYH, PWP and the Sponsors*
10.2	Form of Letter Agreement among the Registrant, Citigroup Global Markets Inc. and each executive officer and director.*
10.3	Form of Trust Account Agreement between Mellon Bank, N.A. and the Registrant.*
10.4	Promissory Note issued to Perella Weinberg Partners Acquisition LP.†
10.5	Promissory Note issued to BNYH BPW Holdings LLC.†
10.6	Amended and Restated Sponsors’ Warrant Subscription Agreement among the Registrant, Perella Weinberg Partners Acquisition LP and BNYH BPW Holdings LLC.*
10.7	Form of Registration Rights Agreement among the Registrant and the Founders.*
10.8	Amended and Restated Initial Unit Subscription Agreements among the Registrant, Perella Weinberg Partners Acquisition LP and BNYH BPW Holdings LLC.*
10.9	Letter Agreement between Perella Weinberg Partners Group LP and Registrant regarding administrative support.*
10.10	Rule 10b5-1 Stock Purchase Plan between Citigroup Global Markets Inc. and Perella Weinberg Partners Acquisition LP.†
10.11	Rule 10b5-1 Stock Purchase Plan between Citigroup Global Markets Inc. and BNYH BPW Holdings LLC.†
10.12	Form of Right of First Review Agreement.*

Exhibit No.	Description
10.13	Amended and Restated Securities Purchase Agreement by and among Perella Weinberg Partners Acquisition LP, BNYH BPW Holdings LLC and Messrs. Einiger, Fredericks and Schoellkopf.*
10.14	Amended and Restated Securities Assignment Agreement by and among Perella Weinberg Partners Acqusition LP, BNYH BPW Holdings LLC and Messrs. Einiger, Fredericks and Schoellkopf.*
14	Form of Code of Ethics.†
23.1	Consent of Rothstein, Kass & Company, P.C.†
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).†
24	Power of Attorney.†
99.1	Consent of Roger W. Einiger.†
99.2	Consent of J. Richard Fredericks.†
99.3	Consent of Wolfgang Schoellkopf.†
99.4	Form of Audit Committee Charter.†
99.5	Form of Nominating Committee Charter.†

*	Filed herewith
†	Previously filed

Item 17. Undertakings.

(a)    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of February, 2008.

BPW Acquisition Corp.
By: /s/ Michael E. Martin Name: Michael E. Martin Title: Chief Executive Officer, Chairman of the Board

Name	Position	Dates

/s/ Michael E. Martin	Chief Executive Officer, Chairman of the Board (Principal executive officer)	February 13, 2008

Michael E. Martin

/s/ Joseph R. Perella	Vice Chairman, Director	February 13, 2008

Joseph R. Perella

/s/ Richard J. Jensen	Senior Vice President, Secretary (principal financial and accounting officer)	February 13, 2008

Richard J. Jensen